Exhibit 5.1

[Letterhead of McKee Nelson LLP]

April 4, 2003

Fleet Home Equity Loan, LLC

100 Federal Street

Boston, Massachusetts 02110

Re:

Fleet Home Equity Loan, LLC

Registration Statement on Form S-3

Commission File Number 333-53662

Ladies and Gentlemen:

We have acted as special counsel for Fleet Home Equity Loan, LLC, a Delaware limited liability company (the “Depositor”), in connection with a registration statement on Form S-3 (the “Registration Statement”) relating to the proposed offering from time to time by one or more trusts in one or more series (each, a “Series”) of asset-backed notes and asset-backed certificates (the “Securities”). The Registration Statement was declared effective on February 1, 2001 and amended by Post-Effective No. 1, declared effective on May 4, 2001.  As set forth in the Registration Statement, each Series of Securities will be issued under and pursuant to the conditions of a separate pooling and servicing agreement, trust agreement or indenture (each, an “Agreement”) among the Depositor, a trustee (the “Trustee”) and where appropriate, one or more servicers (each, a “Servicer”), each to be identified in the prospectus supplement for such Series of Securities. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.

We have examined copies of the Depositor’s Certificate of Formation, the Depositor’s Limited Liability Company Agreement, the Prospectus and the related forms of prospectus supplements, the forms of Securities included in the applicable Agreements and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1.

When any Agreement relating to a Series of Securities has been duly and validly authorized by all necessary action on the part of the Depositor, the Servicer, if any, the Trustee and any other party thereto, and has been duly executed and delivered by the Depositor, the Servicer, if any, the Trustee and any other party thereto, such Agreement will constitute a valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equity principles.

2.

When a Series of Securities has been duly authorized by all necessary action on the part of the Depositor (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and authenticated by the Trustee for such Series in accordance with the terms of the related Agreement, and issued and delivered against payment therefore as described in the Registration Statement, such Series of Securities will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the related Agreement.

This opinion pertains only to Securities offered by the Prospectus and an accompanying prospectus supplement.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding choice of law principles therein) and the federal laws of the United States of America.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the prospectus supplements accompanying the Prospectus forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ McKEE NELSON LLP

McKEE NELSON LLP